EXHIBIT 3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.001 per share, of Care.com, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: December 30, 2019

IAC/InterActiveCorp
By:	/s/ Gregg Winiarski
Gregg Winiarski
Executive Vice President, General Counsel and Secretary

Buzz Merger Sub Inc.
By:	/s/ Gregg Winiarski
Gregg Winiarski
Vice President and Assistant Secretary